Exhibit 4.18

Agreement on Termination of Contract

Party A: M&G Chenguang Holding (Group) Co., Ltd

Party B: Shanghai Shengran Information Technology Co., Ltd.

Based on the Lease Contract (hereinafter referred to as the “Master Contract”) made and entered into by and between Party A and Party B, the property located at 14F, Building No.2, No. 1528 Gumei Road, Caohejing Development Zone, Shanghai was leased to Party B as business offices, and the specific building area is 1,798.38m2. The two parties hereto agreed that the lease term shall commence on July 1, 2012 and end on June 30, 2015 and the rents shall accrue as of July 1, 2012. Whereas, Party B wishes to terminate the Master Contract, and Shanghai Xinsheng Information Technology Co., Ltd. and Shanghai Taomee Animation Co., Ltd., related companies of Party B, will lease the property under the Master Contract, Party A and Party B will officially terminate the Master Contract on and after February 28, 2015 after a preliminary discussion, and specify related content in the Master Contract for the two parties to implement accordingly.

1.         Party B promises that it will pay off relevant expenses on its own and go through property delivery procedures with property management department;

2.         Party A promises that it will, after receiving the receipt for the security deposit (￥689,229.14 yuan) from Party B and concluding a Lease Contract with Shanghai Xinsheng Information Technology Co., Ltd. and Shanghai Taomee Animation Co., Ltd, issue a receipt for security deposit to the foregoing companies based on the content of the newly executed contract.

3.         The execution of this Agreement and the termination of the Master Contract will in no case affect the performance of obligations of any party hereto to keep confidential the trade secrets of the other party.

The Agreement shall take effect as soon as the two parties set their hands and seals hereto. The Master Contract mentioned herein will officially terminate as soon as Party A and Party B settle all outstanding rents.

The Agreement shall be executed in duplicate. Each party holds one copy respectively and both copies are equally authentic and valid.

Party A:	(Seal)	Party B:	(Seal)

M&G Chenguang Holding (Group) Co., Ltd		Shanghai Shengran Information Technology Co., Ltd.

Legal (authorized) representative:		Legal (authorized) representative:

Date of signature: January 22, 2015		Date of signature: January 22, 2015